Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 7, 2011 on the financial statements of Biopower Corporation as of November 30, 2010 and the related statements of operations, stockholders’ deficit and cash flows for the period then ended, and from September 13, 2010 (inception) to November 30, 2010, included herein on the registration statement of Biopower Corporation on Form S-1 (amendment no. 7), and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
July 12, 2011